UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2021

Crown Electrokinetics Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-249833	47-5423944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(Address of Principal Executive Offices)

(800) 674-3612

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CRKN	NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2021, Gizman Abbas and Gary C. Hanna were appointed to the Board of Directors (the “Board”) of Crown Electrokinetics Corp., a Delaware corporation (the “Company”), effective immediately.

Mr. Abbas, age 48, is currently a Principal at Direct Invest Development, an impact-focused, sustainable real estate development company formed to mine value in disinvested urban communities. He has led natural resources investments and development operations for some of the world’s leading financial institutions, leaning on his combined expertise in finance and engineering. Mr. Abbas was a founding partners of the commodity business at Apollo Global Management (NYSE: APO), one of the largest private equity businesses in the world. Previously, he was a Vice President at The Goldman Sachs Group, Inc. (NYSE: GS), where he invested successfully in the power, bio-fuels, metals & mining, and agriculture sectors. Mr. Abbas began his finance career in the investment banking division at Morgan Stanley (NYSE: MS), having previously been a Senior Project Engineer on oil & gas construction projects for Exxon Mobil Corporation (NYSE: XOM) and a Co-Op Power Engineer at The Southern Company (NYSE: SO).

Mr. Abbas holds a Bachelor’s of Science degree in electrical engineering from Auburn University and a Master’s of Business Administration degree from Kellogg School of Management at Northwestern University.

Mr. Hanna, age 63, served as the Chairman and Interim Chief Executive Officer of Rosehill Resources (NASDAQ: ROSE), a business combination between KLR Energy (NASDAQ: KLRE) (“KLR”) and TEMA Oil & Gas, from 2017 to 2020. From 2015 to 2017, Mr. Hanna was the Chairman, President and Chief Executive Officer of KLR. From 2009 until its sale in June 2014, Mr. Hanna was the Chairman, President and Chief Executive Officer of EPL Oil and Gas, Inc. (NYSE: EPL), a publicly-traded company that was acquired by Energy XXI for $2.3 Billion. Mr. Hanna has 40 years of management and board of director experience in the energy and service sectors, with a primary focus in the Permian, Mid-Continent and GOM regions, with additional experience internationally in Southeast Asia, Mexico and Barbados. Mr. Hanna received a Bachelor’s of Business Administration Degree from the University of Oklahoma.

Mr. Abbas and Mr. Hanna will each receive options to purchase 33,333 shares of the Company’s common stock at a price per share of $3.99. The options will vest on the date that is 90 days after their election to the Company’s Board of Directors.

There are no family relationships between Mr. Abbas or Mr. Hanna and any director or other executive officer of the Company nor are there any transactions between Mr. Abbas or Mr. Hanna or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission. Further, there is no arrangement or understanding between Mr. Abbas or Mr. Hanna and any other persons or entities pursuant to which Mr. Abbas or Mr. Hanna was appointed as a Director of the Company. Accordingly, the Board has determined that Mr. Abbas and Mr. Hanna meet the independence standards adopted by the Board in compliance with Item 407(a) of Regulation S-K.

Upon the appointment of Edward Kovalik as the Company’s President and Chief Operating Officer, and the appointments of Mr. Abbas and Mr. Hanna to the Board, the Company’s Board has decided to adjust the composition of the committees thereof. Effective immediately, Mr. Hanna will serve as the chairman of the Audit Committee, on which Christopher Smith and Mr. Abbas will also serve. Mr. Abbas will also serve as the chairman of the Compensation Committee, on which John Marchese and Dr. DJ Nag will also serve. Mr. Smith will serve as the chairman of the Governance and Nominating Committee, on which Mr. Marchese and Mr. Hanna will also serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2021

Crown Electrokinetics Corp.

By:	/s/ Doug Croxall
Name:	Doug Croxall
Title:	Chief Executive Officer

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